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DECLARATION OF TRUST

I, Li Zhi Kang of Xikeng Development Area, Shiquan, Songgang, Nanhai, Foshan Guangdong, China, hereby declare that I hold the share(s) particulars whereof are set out in the Schedule hereto as nominee of and in trust for Chine Victory Profit Limited, a company incorporated in the British Virgin Islands with limited liability, whose registered office is at Sea Meadow House, Blackburne Highway, Road Town, Tortola, British. Virgin Islands, (hereinafter called “the Beneficiary”) and I further declare that I will account at all times to the Beneficiary for any dividends or other moneys and any bonuses received by me in respect of or arising out of my holding of the said share(s), exercise my voting and all other rights which I may have as the holder of the said share(s) as the Beneficiary may direct and will not transfer or otherwise deal with the said share(s) except in accordance with the direction of the Beneficiary.

I hereby further declare that the Beneficiary or such person, firm or corporation as the Beneficiary may authorise may complete and register any share transfer form in respect of the said share(s) at any time.

THE SCHEDULE ABOVE REFERRED TO

Name of Company	No. of Share(s)

Moody International Limited, a company with limited liability incorporated in Mill Mall, Suite 6, Wickhams Cay 1, P.O. Box 3085, Road Town, Tortola, B. V.I.	1

Dated this 6th day of March 2006.